UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 12, 2012

BILLMYPARENTS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Colorado	000-27145	33-0756798
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

6190 Cornerstone Court, Suite 216 San Diego, California	92121
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 677-0080

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 12, 2012, BillMyParents, Inc. (the “Company”) entered into an employment agreement with William Hernandez (the “Hernandez Employment Agreement”). The full text of the Hernandez Employment Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The information included below under Item 5.02 provides a summary of the material terms of the Hernandez Employment Agreement and is incorporated herein by reference into this Item 1.01.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective November 12, 2012, the Board of Directors of the Company appointed William Hernandez, 55, as President of the Company. Michael R. McCoy (previously the Chief Executive Officer and President) will remain in his positions as the Chief Executive Officer and Chairman of the Board of Directors of the Company.

Mr. Hernandez brings over thirty (30) years’ experience in the global financial services, payments, transaction processing, card network, and brokerage industries.  From 2008 to 2012, Mr. Hernandez was President and CEO of Conifer Consulting Group, a unique financial services and payments consulting company that provides a broad range of strategic and project-based services to financial institutions supporting credit and debit card portfolios, card associations, private label card issuers, payment products companies, merchant acquirers, processors, retail bank and merchants to the US and global markets.  From 2006 to 2008, Mr. Hernandez was Executive Vice President at Epana/Unidos Financial, a financial services and telecommunications company delivering relevant products (Prepaid Debit, Money Transfer, Bill Payment, Loyalty, Prepaid Phone cards, Small Business Loans, etc.) to Hispanics in the US and Mexico. From 2005 to 2006 Mr. Hernandez was Executive Vice President of First Data Corporation where he directed the US Card Strategic Financial Services organization supporting key clients such as such as American Express, Capital One, HSBC, Discover Financial and Bank of America.  From 1998 to 2005, Mr. Hernandez was a Senior Vice President of the Americas for MasterCard International, managing sales and business relationship teams nationally for the largest US-based financial institutions such as GE, US Bank, Bank One, Wells Fargo, Barclays, Bank of America, USAA, RBS Citizens, WAMU, Fifth Third, etc. Prior to MasterCard, Mr. Hernandez was employed by Citibank for eleven (11) years, where he held various international executive positions and where he spearheaded global consumer banking and consumer card products, services and access channel for Citibank’s businesses in the United States, Latin America, Europe and Asia.  Mr. Hernandez has also previously held executive positions at Financial Guaranty Insurance Co., Shearson American Express and Manufacturers Hanover Trust Company.

On November 12, 2012, the Company and Mr. Hernandez formalized the Hernandez Employment Agreement. Pursuant to the terms of the Hernandez Employment Agreement, Mr. Hernandez’s compensation consists of the following: (i) an annual salary of $350,000; (ii) eligibility for an annual cash bonus equal to fifty percent (50%) of Mr. Hernandez’s annual salary, upon criteria to be determined (the first year’s bonus to be guaranteed by the Company); and (iii) options to purchase up to five million shares of Company common stock at an exercise price of $0.49 per share, of which one million options vest immediately and the remaining four million options vest equally over a thirty-six month period.

There are no arrangements or understandings between Mr. Hernandez and any other person pursuant to which Mr. Hernandez was appointed as President of the Company. Mr. Hernandez has not entered into any transactions with the Company that are required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The discussion in this Item 5.02 regarding the Hernandez Employment Agreement is qualified in its entirety by the Hernandez Employment Agreement attached hereto as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description
10.1	Hernandez Employment Agreement, dated as of November 12, 2012, by and between the Company and William Hernandez

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BILLMYPARENTS, INC.

Dated: November 16, 2012	By:	/s/ Michael R. McCoy
Michael R. McCoy
Chief Executive Officer